Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-132206) pertaining to the 2005 Stock Award Plan and 1999 Stock Plan of Vocus, Inc. of our reports dated March 1, 2007, with respect to the consolidated financial statements and schedule of Vocus, Inc. and subsidiaries, Vocus, Inc.'s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Vocus, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2006.
/s/ Ernst & Young LLP
Baltimore, Maryland
March 1, 2007